EXHIBIT 21




                 LIST OF SUBSIDIARIES AS AT DECEMBER 31, 2002.
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I.T. Technology Pty Ltd 100% Owned


Bickhams Media, Inc. 100% Owned


Avenue Energy, Inc. 100% Owned


Stampville.com, Inc 50.1% Owned


VideoDome.com Networks, Inc 50% Owned by Bickhams Media, Inc.